March 12, 2025

Paul Ciullo
Chief Financial Officer
Digi Power X Inc.
110 Yonge Street
Suite 1601
Toronto, Ontario
M5C 1T4

        Re: Digi Power X Inc.
            Form 20-F for Fiscal Year Ended December 31, 2022
            Form 20-F for Fiscal Year Ended December 31, 2023
            File No. 001-40527
Dear Paul Ciullo:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Crypto Assets